Exhibit 99.1
Marketing Specialists Corporation 17855 Dallas Parkway, Suite 310 Dallas, TX 75287 (Nasdaq: MKSP)

CONTACTS
Gerald Leonard, President & CEO (781) 828-4800 Terry Crump, Executive VP & CFO (972) 349-6370 Randall Oxford, Media Relations (972) 349-6580

FOR IMMEDIATE RELEASE OCTOBER 16, 2000

MARKETING SPECIALISTS ANNOUNCES PRELIMINARY RESULTS FOR THE THIRD QUARTER OF 2000

Restructuring Charges and Lower-than-Anticipated Revenues Expected to Result in Increased Net Loss and Lower EBITDA for the Period

DALLAS, TX... October 16, 2000 -- Marketing Specialists Corporation (Nasdaq/SC: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today that it expects to recognize certain charges for restructuring and non-recurring amounts in the third quarter ended September 30, 2000. The Company stated that it expects net revenues for the third quarter to be lower than anticipated, resulting in increased net losses and lower earnings before interest, taxes, depreciation and amortization (EBITDA). The Company expects to release actual results for the third quarter of 2000 on or before November 14, 2000.

For the third quarter ended September 30, 2000, net revenues are expected to be in a range of $98.0 to $101.0 million, an increase of approximately 30 percent over the prior year same quarter, but about 7 percent below the Company's own internal expectations for the period. Net revenues were affected by larger-than-expected deductions by manufacturers from commission revenues, reduced commission revenue related to the timing of the addition of new manufacturers and lower-than-expected private-label sales. On a proforma basis, net revenues in the third quarter of 1999 were $104.3 million.

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MARKETING SPECIALISTS ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER OF 2000	PAGE 2 of 3

The Company noted that it intends to take a restructuring charge in the third quarter of 2000 of approximately $1.9 million, primarily to recognize severance costs and related benefits associated with the acquisition of the Sales Force Companies in April 2000. In addition, a non-recurring charge of $19.4 million will be recorded to, among other items, provide additional reserves for certain receivables related to the continuing integration of business processes and to provide for a change in the accounting estimate for reserves of overdue receivables.

As a result, the Company expects to report a net loss for the third quarter ended September 30, 2000, including the restructuring and non-recurring charges, in the range of $(35.0) to $(40.0) million as compared to $(17.1) million for the comparable prior-year quarter, which included a restructuring charge of $13.3 million related to the merger of Merkert American and Richmont Marketing. On a proforma basis, excluding the restructuring charge, the net loss for the prior year third quarter was $(5.2) million.

Before restructuring and non-recurring amounts, EBITDA for the third quarter of 2000 is expected to be in the range of $0.5 to $1.5 million as compared to $2.8 million in the third quarter of 1999. EBITDA was negatively impacted by increased manufacturer deductions from revenues and generally lower commission revenues from manufacturers. On a proforma basis, excluding the restructuring charge, EBITDA for the prior-year third quarter was $5.1 million.

Management and the Company's largest stockholder are in discussions with the Company's banking group regarding financing and covenant issues associated with the lower EBITDA and the related adjustments for restructuring and non-recurring charges. Additionally, the Company expects to review and evaluate the realizability of the amounts of goodwill and intangibles recorded at September 30, 2000, which could result in further changes.

Gerald Leonard, president and chief executive officer, stated, "While we are disappointed with the revenues and EBITDA for the third quarter, we believe that we are positioned to have a good fourth quarter and to continue to build upon the solid base of national manufacturer representation we have built."

Mr. Leonard continued, "The tender offer by Richmont Capital Partners, announced in June, to purchase our outstanding shares of stock continues to move forward and is currently being evaluated by the special independent committee appointed by the board of directors who will fully review the offer and make a recommendation to the board. The board anticipates receiving the committee's report during the fourth quarter and will act upon it in an expeditious manner."

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MARKETING SPECIALISTS ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER OF 2000	PAGE 3 of 3

Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With more than 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the largest food brokers in the nation.

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This press release contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to complete renegotiations with its bankers involving financing and covenant issues, successfully integrate any future or past acquisitions; complete or modify conditions relating to Richmont's pending offer to purchase all outstanding shares of the Company, realign principals as a result of the merger and consummate transactions contemplated by letters of intent to which Marketing Specialists is a party, as well as the competitive environment and general economic conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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Or visit the Company's pages at www.frbinc.com.
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